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 EXHIBIT 12

            ASSOCIATES CORPORATION OF NORTH AMERICA

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollars in Millions)


                                                 Three Months Ended
                                                      March 31
                                                1998            1997
                                                ----            ----
 Fixed Charges (a)

   Interest expense                            $692.2          $584.1

   Implicit interest in rent                      4.7             4.1

     Total fixed charges                       $696.9          $588.2

 Earnings (b)

   Earnings before provision for income
    taxes                                      $366.9          $337.8

   Fixed charges                                696.9           588.2

     Earnings, as defined                    $1,063.8          $926.0


 Ratio of Earnings to Fixed Charges              1.53            1.57


 (a     For purposes of such computation, the term "fixed charges"
         represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.

 (b     For purposes of such computation, the term "earnings" represents earnings before provision for income taxes, plus fixed charges.